Exhibit 99.2

BBX Capital Announces Confirmation of

IT’SUGAR’s Plan of Reorganization

FORT LAUDERDALE, Florida – June 14, 2021 – BBX Capital, Inc. (OTCQX: BBXIA) (PINK:  BBXIB) (“BBX Capital” or the “Company”) announced today that,  on June 11,  2021, the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) announced its intention to enter an order (the “Confirmation Order”) confirming the plan of reorganization filed by IT’SUGAR LLC and its wholly owned subsidiaries (collectively, “IT’SUGAR”) as modified by the Confirmation Order (the “Plan”). As previously announced, on September 22, 2020, IT’SUGAR filed petitions for voluntary relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (“Chapter 11”) in the Bankruptcy Court.

IT’SUGAR expects that the Confirmation Order will be entered this week. The effective date of the Plan will occur as soon as all conditions precedent to the Plan have been satisfied (the “Effective Date”). IT’SUGAR believes that the Effective Date will occur within thirty days of Plan confirmation.  It is also possible that technical amendments could be made to the Plan prior to the Effective Date. On the Effective Date, the equity interests in IT’SUGAR will revest in BBX Capital, and as a result of the Plan confirmation, BBX Capital will be deemed to have reacquired control of IT’SUGAR and again consolidate the results of IT’SUGAR into its financial statements.

The Plan contemplates the following treatment of claims against and interests in IT’SUGAR:

•	the Company’s subsidiary, which holds an Allowed Prepetition Line of Credit Secured Claim, will be repaid in full through the Exit Facility (as more particularly described below);
•	the Allowed Prepetition Equipment Loan Secured Claim held by the Company’s subsidiary will be assumed, ratified, and reinstated on the Effective Date;
•

except to the extent such holders agree otherwise, each holder of an Allowed Construction / Mechanic’s Lien Claim will receive payment in full in cash on the Effective Date or as soon as practicable thereafter;

•

each holder of an Allowed General Unsecured Claim will receive, in full satisfaction of such claims, a one-time lump sum distribution equal to 15% of its Allowed General Unsecured Claim on the Effective date or as soon as practicable thereafter;

•	holders of Subordinated Claims will not receive any distribution in respect thereof; and
•	the Company and the other holder of an equity interest in IT’SUGAR will have such interests revested, and all organizational documents of IT’SUGAR will be assumed, ratified, and reinstated.

The Plan is expected to be funded by IT’SUGAR’s cash on-hand and a secured exit credit facility (the “Exit Facility”) advanced by a subsidiary of the Company of up to $13.0 million (less the amount of the subsidiary’s existing Prepetition Line of Credit and DIP Loan due from IT’SUGAR, which had an aggregate principal balance of $10.0 million), subject to certain customary terms and conditions.

The Plan incorporates an integrated compromise and settlement of claims.  Unless otherwise specified in the Plan, the Plan and the Confirmation Order will be in full satisfaction of all claims against and interests in IT’SUGAR, and all of IT’SUGAR’s existing funded debt will be discharged on the Effective Date.

IT’SUGAR’s creditors overwhelmingly voted to accept the Plan, with creditor acceptance of the Plan representing approximately 99% in both number and dollar amount of ballots cast.

During the bankruptcy proceedings, Meland Budwick, P.A. served as legal counsel to IT’SUGAR, and Stearns Weaver Miller Weissler Alhadeff & Sitterson served as legal counsel to BBX Capital and its subsidiary which was an IT’SUGAR creditor. In addition, the Algon Group provided restructuring advisory services to IT’SUGAR, with Troy Taylor, the Algon Group’s President, serving as IT’SUGAR’s Chief Restructuring Officer during the bankruptcy proceedings.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

This press release contains forward-looking statements. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, those relating to the entry of the Confirmation Order by the Bankruptcy Court and the timing of the effectiveness of the Plan, including that the Plan may not become effective when expected; the impact of the consolidation of IT’SUGAR’s results into the Company’s financial statements; the potential adverse impact of the Chapter 11 proceedings and the success of the restructuring; the continuing adverse impact of the COVID-19 pandemic on IT’SUGAR, including its operations, results, and financial condition; and general economic conditions and other factors. In addition, reference is also made to the risks and uncertainties relating to the business, operations, affairs, results and financial condition of BBX Capital and its subsidiaries, and the ownership of BBX Capital’s stock, detailed in reports filed by BBX Capital with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which may be viewed on the SEC's website at www.sec.gov and in the “About - Investor Relations” section of the Company’s website at www.bbxcapital.com.  The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and it specifically disclaims any obligation, to update or supplement any forward-looking statements, except as may be required by law. In addition, past performance may not be indicative of future results.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com